CONSENT OF INDEPENDENT CHEMIST AND ASSAYER



Health Care Centers of America, Inc.



         I hereby consent to the filing of the following reports with the registration statement of Health Care Centers of America, Inc., filed on Form 10-SB in accordance with Section 12 of the Securities Exchange Act of 1934:

1. Assay no. 2972A dated June 12, 1997 and letter relating thereto dated June 28, 1997, relating to approximately 500,000 tons of ore concentrate belonging to Peeples Mine, and located in the vicinity of Skull Valley, Arizona
2. Assay nos. 2220, 2221 and 2222, dated February 6, 1996, and letter relating thereto dated February 9, 1996, relating to properties belonging to F&H Mining in the vicinity of Mesquite, Nevada

         I further consent to the reference to my name is such registration statement and to future reports and announcements, to the effect that I have tested samples from such concentrate, that such samples indicate commercial quantities of precious metals, including gold, platinum, iridium, and osmium, and subject to the qualifications set forth in my report, 500,000 tons of such concentrate would in my judgment be worth in excess of $3 billion based on prices at March 21, 1997.


                           Metallurgical Research & Assay  Laboratory



                           By: /s/Donald E. Jordan
                               -------------------
                               Donald E. Jordan
Henderson, Nevada
August 26, 1997